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                                                                    Exhibit 10.2

                             APPLIED INNOVATION INC.

                              EMPLOYMENT AGREEMENT

     This Agreement is made as of this 6th day of February, 2006, by and between WILLIAM L. POLLACK and APPLIED INNOVATION INC., a Delaware corporation with its principal office at 5800 Innovation Drive, Dublin, Ohio 43016, its subsidiaries, successors and assigns (the "Company").

                                    RECITALS

     A. The Company is engaged in the business of developing, manufacturing, and marketing data communications and data transmission equipment, software, and services to telephone companies, interexchange telephone carriers, cable television companies, and electric utilities, for alarm data communications, network mediation and management, interoperability of networks, and network switching and routing, and develops and uses valuable technical and nontechnical trade secrets and other confidential information which it desires to protect.

     B. You will be employed as an executive officer of the Company.

     C. The Company considers your continued services to be in the best interest of the Company and desires, through this Agreement, to assure your continued services on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of the Company.

     D. You are willing to become employed by and to remain in the employ of the Company on the terms set forth in this agreement.

                                    AGREEMENT

     NOW, THEREFORE, the parties agree as follows:

     1. CONSIDERATION; REPRESENTATIONS

          (a) CONSIDERATION. As consideration for your entering into this Agreement and your willingness to remain bound by its terms, the Company shall employ you and provide you with access to certain Confidential Information as defined in this Agreement and other valuable consideration as provided for throughout this Agreement, including in Sections 3, 4 and 5 of this Agreement.

          (b) REPRESENTATION. You represent and warrant to the Company that you are not a party to any agreement that would prevent you from performing your duties for the Company or which would expose the Company to a risk of suit by reason of your employment by the Company. In addition, you represent that all written material and related information presented


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by you or on your behalf to the Company regarding your employment and educational activities were true and accurate when made and are true an accurate as of the date of this Agreement.

     2. EMPLOYMENT.

          (a) POSITION. You will be employed as President and Chief Operating Officer, reporting to the Chief Executive Officer of the Company. You shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in similar executive capacities. Your duties and responsibilities will include: Sales, Marketing, Engineering, Operations, Service and all Administrative functions including Finance. It is contemplated that you will be elected Chief Executive Officer of the Company and report to the Board of Directors or an executive committee thereof, which election shall be contingent on the accomplishment of objectives to be agreed to by you and the Company.

          (b) RESTRICTED EMPLOYMENT. While employed by the Company, you shall devote your full-time efforts to the business of the Company and shall not engage in any outside employment, board membership, or consulting work without first securing the approval of the Company's Board of Directors. Furthermore, so long as you are employed under this Agreement, you agree to devote your full time and efforts exclusively on behalf of the Company and to competently, diligently, and effectively discharge your duties hereunder. You shall not be prohibited from engaging in such personal, charitable, or other nonemployment activities that do not interfere with your full time employment hereunder and which do not violate the other provisions of this Agreement. You further agree to comply fully with all policies and practices of the Company as are from time to time in effect.

     3. COMPENSATION

          (a) BASE SALARY AND CASH BONUS PLAN. Your compensation, whether as Chief Operating Officer or as Chief Executive Officer, will be at an annual base rate of $275,000 through December 31, 2006 ("Basic Salary"), payable in accordance with the normal payroll practices of the Company. Your Basic Salary may be increased from time to time by action of the Board of Directors of the Company. You will also be eligible for a cash bonus under a bonus plan which is determined annually by the Board of Directors of the Company for officers of the Company.

          (b) STOCK OPTIONS. You will be eligible to receive stock options to purchase shares of the common stock of the Company pursuant to the terms of plans adopted by the Board of Directors of the Company from time to time. Such options grant shall include an initial grant of 300,000 stock options under the Company's 2001 Stock Incentive Plan ("Plan") at an exercise price equal to the closing price of the Company's common stock on the day prior to the start of your employment, vesting and becoming exercisable at the rate of 20% of such options on each anniversary of the date of the grant and expiring on the tenth anniversary of the date of the grant, unless sooner terminated in accordance with the Plan upon termination of your employment.


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          (c) RESTRICTED STOCK. You will also be eligible to receive restricted stock grants of the common stock of the Company pursuant to the terms of plans adopted by the Board of Directors of the Company. Such grants shall include an initial grant of 25,000 restricted shares under the Plan, vesting 5,000 shares on each of the following events: (i) your election as Chief Executive Officer of the Company, (ii) achievement of the 30/90/180 Day Plan, (iii) achievement of the Company's 2006 financial plan, both top and bottom lines, (iv) achievement of the Company's 2007 financial plan, both top and bottom lines, and (v) achievement of the Company's 2008 financial plan, both top and bottom lines, unless sooner terminated in accordance with the Plan upon termination of your employment prior to vesting.

          (d) ACCELERATION OF VESTING IN EVENT OF CHANGE IN CONTROL. If a "Change in Control," as defined in Section 9(e)(v), shall occur (i) in which the Company does not survive as a result of such Change in Control or substantially all of the assets of the Company are sold as a result of such Change in Control, and (ii) in which the surviving entity does not assume the obligations of your outstanding stock options upon the Change in Control, then vesting of all outstanding stock options issued to you prior to the Change in Control will be accelerated by twenty-four (24) months plus an additional twelve (12) months for each full year you have been employed by the Company and such options will be exercisable (to the extent then vested) for a period of thirty (30) days from the date of the Change in Control.

          (e) REIMBURSEMENT OF EXPENSES. Subject to applicable Company policies, you will be reimbursed for necessary and reasonable business expenses incurred in connection with the performance of your duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company.

     4. FRINGE BENEFITS. You will be entitled to receive employee benefits and participate in any employee benefit plans, in accordance with their terms as from time to time amended, that the Company maintains during your employment and which are made generally available to all other management employees in like positions. This includes a 401(k) and profit sharing plan. It is agreed that the Company will pay any necessary COBRA payments on your behalf due to any break in medical coverage for any reason, including pre-existing conditions. You will be entitled to 20 days of paid vacation per calendar year, which will be prorated for 2006 based on the number of months you are employed during the year.

     5. RELOCATION.

     This employment requires you to work full-time in the Company's Dublin, Ohio office. Therefore, you will receive a relocation package in accordance with the terms below to move you, your spouse, and your children living in your household (collectively, your spouse and children living in your household are referred to as your "Family") from your current home in New Jersey to the Dublin, Ohio area. The aggregate relocation reimbursement hereunder is limited to $85,000 (the "Relocation Cap"), except that temporary housing expenses and home visits while in temporary housing as noted in (b) and (g) below, respectively, shall not be subject to the Relocation Cap.

          (a) HOUSE HUNTING TRIPS. The Company will reimburse expenses for up to two trips for you and your Family to select a residence at the new location. Typically these trips


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should not exceed 3 days/2 nights, but necessary exceptions will be considered on a case by case basis. The Company will reimburse reasonable expenses for flights/mileage, meals and hotel.

          (b) TEMPORARY HOUSING EXPENSES. The Company will provide temporary housing for you and your Family for a maximum of six months (rent and utilities for furnished apartment or hotel room selected by the Company).

          (c) TRANSPORTATION OF HOUSEHOLD GOODS. The Company will pay for reasonable costs of transporting normal household goods, including packing, loading, hauling and unloading of household goods (excluding cars, boats and campers) from your present home in New Jersey to a new home in the Dublin, Ohio area. The carrier will be selected by the Company.

          (d) TRANSPORTATION OF EMPLOYEE AND FAMILY. The Company will pay for reasonable costs associated with transporting you and your Family to your new location. Reasonable costs include standard mileage reimbursement per vehicle driven, plus meals and in-transit lodging.

          (e) SALE OF RESIDENCE. Payment of the following expenses incidental to the sale of the your New Jersey home will be compensated:

          1.   Realtor commission/Broker fee up to 5% of sale price of home.

          2. Appraisal, credit report and survey when required by law or mortgage holder.

          3.   Mortgagee's title policy, abstract or title guarantee.

          4.   Recording of mortgage and deed.

          5.   Local mortgage tax.

          6. Reasonable attorney fees consistent with local requirements limited to $300.00.

          7.   Transfer fees up to $2.00 per thousand dollars of selling price.

          8. Title insurance up to $3.50 per thousand dollars of selling price.

          9.   Deed preparation up to $35.00.

          10.  Gas and termite inspection up to $90.00.

          11.  Septic/well inspection up to $100.00.

          12.  Home warranty up to $300.00.

          The following expenses are not reimbursable by the Company:

          -    Full or pro-rated hazard insurance

          -    Property taxes/aggregate escrow reserve

          -    Interest charges

          -    Home owner association dues

          -    Loan origination fees/mortgage related points

          (f) PURCHASE OF OHIO RESIDENCE. Payment of the following expenses incidental to the purchase of your home in the Dublin, Ohio area will be compensated:


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          -    Buyer closing costs: the Company will pay for the buyer closing costs for the purchase of the new home, providing the selling price of the current home and purchase price of the new home have a difference of less than 10% on the upside. If the purchase price of your new home is more than 10% higher than the selling price of your current home, the Company will pay for a prorated amount of the closing costs. Reimbursable closing costs will include the costs listed in Subsection (e) above for items 2 through 11.

          - The cost of reasonable standard utility hook-ups at the new residence.

          (g) EMPLOYEE HOME VISITS WHILE IN TEMPORARY HOUSING. The Company will reimburse you for reasonable family visit expenses during the relocation period. Such reimbursements will be limited to coach roundtrip airfare on weekends during the relocation period. These costs include only airfare (Ohio/New Jersey), airport/transfers/parking and rental car while in Ohio and will be limited to $2,000 per month.

          (h) REASONABLE COSTS. All of the above relocation costs must be reasonable in amount and subject to Company review and approval. If special conditions exist and additional assistance is required, appropriate advance approval is required.

          (i) MISCELLANEOUS ACCOUNTABLE COSTS. The Company will provide a $1,000.00 accountable allowance for move related expenses. The costs must be approved by the Company and be directly related to the relocation event. As with all other expenses under this policy a full accounting, included written receipts with proper explanation, is to be provided before reimbursement occurs.

          (j) REPAYMENT SCHEDULE FOR RELOCATION EXPENSES. If you voluntarily resign from employment with the Company, or your employment is terminated for cause under Section 9(b), you will reimburse the Company (and the Company may offset against any amounts due to you for any reason) any relocation expenses paid under this Employment Agreement as follows:

          Termination within 0 - 120 days after commencement 100% Termination within 121 - 180 days after commencement 80% Termination within 181 - 240 days after commencement 60% Termination within 241 - 300 days after commencement 40% Termination within 301 - 365 days after commencement 20%

          (k) TAXES AND TAX GROSS UP. As provided by law, certain relocation expenses are not taxable while other such expenses are includible in your gross income. The Company will gross up taxable payments/reimbursements to you to cover any social security and Medicare taxes on such payments. Payments/reimbursements will not be grossed up to cover any other Federal, state, or local income taxes or any other taxes.

          (l) SUBMISSION OF RELOCATION EXPENSES. All expenses reimbursable under these relocation expense provisions which are not paid directly by the Company must be submitted by you on an expense form with appropriate receipts. When you submit relocation expenses for


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reimbursement, you must use an expense form that contains only relocation related expenses.

     6. CONFIDENTIAL INFORMATION.

          (a) DEFINITION OF CONFIDENTIAL INFORMATION. As used throughout this Agreement, the term "Confidential Information" means any information you acquire during employment by the Company (including information you conceive, discover or develop) which is not readily available to the general public and which relates to the business, including research and development projects, of the Company, its subsidiaries or its affiliated companies.

          (b) ITEMS INCLUDED. Confidential Information includes, without limitation, information of a technical nature (such as trade secrets, inventions, discoveries, product requirements, designs, software codes and manufacturing methods), matters of a business nature (such as customer lists, the identities of customer contacts, information about customer requirements and preferences, the terms of the Company's contracts with its customers and suppliers, and the Company's costs and prices), personnel information (such as the identities, duties, customer contacts, and skills of the Company's employees) and other financial information relating to the Company and its customers (including credit terms, methods of conducting business, computer systems, computer software, personnel data, and strategic marketing, sales or other business plans). Confidential Information may or may not be patentable.

          (c) ITEMS EXCLUDED. Confidential Information does not include information which you learned prior to employment with the Company from sources other than the Company, information you develop after employment from sources other than the Company's Confidential Information or information which is readily available to persons with equivalent skills, training and experience in the same fields or fields of endeavor as you. You must presume that all information that is disclosed or made accessible to you during employment by the Company is Confidential Information if you have a reasonable basis to believe the information is Confidential Information or if you have notice that the Company treats the information as Confidential Information.


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          (d) PROHIBITED DISCLOSURE OR USE. Except in conducting the Company's business, you shall not at any time, either during or following your employment with the Company, make use of, or disclose to any other person or entity, any Confidential Information unless (i) the specific information becomes public from a source other than you or another person or entity that owes a duty of confidentiality to the Company and (ii) twelve months have passed since the specific information became public. However, you may discuss Confidential Information with employees of the Company when necessary to perform your duties to the Company. Notwithstanding the foregoing, if you are ordered by a court of competent jurisdiction to disclose Confidential Information, you will officially advise the Court that you are under a duty of confidentiality to the Company hereunder, take reasonable steps to delay disclosure until the Company may be heard by the Court, give the Company prompt notice of such Court order, and if ordered to disclose such Confidential Information you shall seek to do so under seal or in camera or in such other manner as reasonably designed to restrict the public disclosure and maintain the maximum confidentiality of such Confidential Information.

          (e) DELIVERY UPON EMPLOYMENT SEPARATION. Upon Employment Separation, you shall deliver to the Company all originals, copies, notes, documents, computer data bases, disks, and CDs, or records of any kind that reflect or relate to any Confidential Information. As used herein, the term "notes" means written or printed words, symbols, pictures, numbers or formulae. As used throughout this Agreement, the term "Employment Separation" means the separation from and/or termination of your employment with the Company, regardless of the time, manner or cause of such separation or termination.

     7. INVENTIONS.

          (a) DEFINITION OF INVENTIONS. As used throughout this Agreement, the term "Inventions" means any inventions, improvements, designs, plans, discoveries or innovations of a technical or business nature, whether patentable or not, relating in any way to the Company's business or contemplated business if the Invention is conceived or reduced to practice by you during your employment by the Company. Inventions includes all data, records, physical embodiments and intellectual property pertaining thereto. Inventions reduced to practice within one year following Employment Separation shall be presumed to have been conceived during employment.

          (b) ASSIGNMENT TO COMPANY. Inventions are the Company's exclusive property and shall be promptly disclosed and assigned to the Company without additional compensation of any kind. If requested by the Company, you, your heirs, your executors, your administrators or legal representative will provide any information, documents, testimony or other assistance needed for the Company to acquire, maintain, perfect or exercise any form of legal protection that the Company desires in connection with an Invention.

          (c) DELIVERY UPON EMPLOYMENT SEPARATION. Upon Employment Separation, you shall deliver to the Company all copies of and all notes with respect to all documents or records of any kind that relate to any Inventions.


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     8. NONCOMPETITION AND NONSOLICITATION.

          (a) ACKNOWLEDGEMENT OF CONFIDENTIAL INFORMATION. By entering into this Agreement, you acknowledge that the Confidential Information has been and will be developed and acquired by the Company by means of substantial expense and effort, that the Confidential Information is a valuable asset of the Company's business, that the disclosure of the Confidential Information to any of the Company's competitors would cause substantial and irreparable injury to the Company's business, and that any customers of the Company developed by you or others during your employment are developed on behalf of the Company. You further acknowledge that you have been provided with access to Confidential Information, including Confidential Information concerning the Company's major customers, and its technical, marketing and business plans, disclosure or misuse of which would irreparably injure the Company.

          (b) NONCOMPETITION AND NONSOLICITATION. In exchange for the consideration specified in Section 1(a) of this Agreement -- the adequacy of which you expressly acknowledge -- you agree that during your employment by the Company and for a period of twelve (12) months following Employment Separation, you shall not, directly or indirectly, as an owner, shareholder, officer, employee, manager, consultant, independent contractor, or otherwise:

               (i) Attempt to recruit or hire, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries or affiliates, with any person who is an employee, customer or supplier of the Company, it subsidiaries or affiliates;

               (ii) Contact any employee of the Company for the purpose of discussing or suggesting that such employee resign from employment with the Company for the purpose of becoming employed elsewhere or provide information about individual employees of the Company or personnel policies or procedures of the Company to any person or entity, including any individual, agency or company engaged in the business of recruiting employees, executives or officers; or

               (iii) Own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, its products, or any division, subsidiary or affiliate of the Company; provided, however, that your "beneficial ownership," either individually or as a member of a "group" as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than two percent (2%) of the voting stock of any publicly held corporation, shall not be a violation of this Agreement.

          (c) NONCOMPETITION CLAUSE EFFECTIVE UPON ELECTION AS CEO. Notwithstanding anything herein to the contrary, your obligations under the noncompetition clause in Section 8(b)(iii) will not become effective until your election as Chief Executive Officer of the Company by the Company's Board of Directors.


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     9. TERMINATION OF EMPLOYMENT.

          (a) TERMINATION UPON DEATH OR DISABILITY. Your employment will terminate automatically upon your death. The Company will be entitled to terminate your employment because of your disability upon 30 days written notice. "Disability" will mean "total disability" as defined in the Company's long term disability plan or any successor thereto. In the event of a termination under this Section 9(a), the Company will pay you only the earned but unpaid portion of your Basic Salary through the termination date.

          (b) TERMINATION BY COMPANY FOR CAUSE. An Employment Separation for Cause will occur upon a determination by the Company that "Cause" exists for your termination and the Company serves you written notice of such termination. As used in this Agreement, the term "Cause" shall refer only to any one or more of the following grounds:

               (i) Commission of an act of dishonesty involving the Company, its business or property, including, but not limited to, misappropriation of funds or any property of the Company;

               (ii) Engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;

               (iii) Willful and continued failure substantially to perform your duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of Directors of the Company delivers to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

               (iv) Illegal conduct or gross misconduct that is willful and results in material and demonstrable damage to the business or reputation of the Company;

               (v) The clear violation of any of the material terms and conditions of this Agreement, including misrepresentations under Section 1(b) of this Agreement, or any other written agreement or agreements you may from time to time have with the Company;

               (vi) The clear violation of the Company's code of business conduct or the clear violation of any other rules of behavior as may be provided in any employee handbook which would be grounds for dismissal of any employee of the Company; or

               (vii) Commission of a crime which is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with your employment by the Company which causes the Company a substantial detriment.


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          No act or failure to act shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board of Directors, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

          In the event of a termination under this Section 9(b), the Company will pay you only the earned but unpaid portion of your Basic Salary through the termination date.

          Following a termination for Cause by the Company, if you desire to contest such determination, your sole remedy will be to submit the Company's determination of Cause to arbitration in Columbus, Ohio before a single arbitrator under the commercial arbitration rules of the American Arbitration Association. If the arbitrator determines that the termination was other than for Cause, the Company's sole liability to you will be the amount that would be payable to you under Section 9(d) of this Agreement for a termination of your employment by the Company without Cause. Each party will bear his or its own expenses of the arbitration.

          (c) TERMINATION BY YOU. In the event of an Employment Separation as a result of a termination by you for any reason, you must provide the Company with at least 30 days advance written notice ("Notice of Termination") and continue working for the Company during the 30-day notice period, but only if the Company so desires to continue your employment and to compensate you during such period. In the event of such termination under this Section, the Company will pay you the earned but unpaid portion of your Basic Salary through the termination date.

          (d) TERMINATION BY COMPANY WITHOUT CAUSE. In the event of an Employment Separation as a result of termination by the Company without Cause after you have been elected Chief Executive Officer of the Company, the Company will pay you the earned but unpaid portion of your Basic Salary through the termination date and will continue to pay you your Basic Salary for an additional six (6) months (the "Severance Period"); provided, however, any such payments will immediately end if (i) you are in violation of any of your obligations under this Agreement, including Sections 6, 7 and/or 8; or (ii) the Company, after your termination, learns of any facts about your job performance or conduct that would have given the Company Cause, as defined in Section 9(b), to terminate your employment. If you are terminated by the Company without Cause prior to your election as Chief Executive Officer of the Company, the Company's sole obligation will be to pay you the earned but unpaid portion of your Basic Salary through the termination date.

          (e) TERMINATION FOLLOWING CHANGE OF CONTROL. If a "Change in Control", as defined in Section 9(e)(v), shall have occurred and within 13 months following such Change in Control the Company terminates your employment other than for Cause, as defined in Section 9(b), or you terminate your employment for Good Reason, as that term is defined in Section 9(e)(vii), then you shall be entitled to the benefits described below:


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               (i) You shall be entitled to the unpaid portion of your Basic
          Salary plus credit for any vacation accrued but not taken and the amount of any earned but unpaid portion of any bonus, incentive compensation, or any other Fringe Benefit to which you are entitled under this Agreement through the date of the termination as a result of a Change in Control (the "Unpaid Earned Compensation"), plus 1.0 times your "Current Annual Compensation" as defined in this Section 9(e)(i) (the "Salary Termination Benefit"). "Current Annual Compensation" shall mean the total of your Basic Salary in effect at the Termination Date, plus the average annual performance bonus actually received by you over the last three years fiscal years (or if you have been employed for a shorter period of time over such period during which you performed services for the Company), and shall not include the value of any stock options granted or exercised, restricted stock awards granted or vested, contributions to 401(k) or other qualified plans, medical, dental, or other insurance benefits, or other fringe benefits.

               (ii) Vesting of all outstanding stock options and restricted stock awards issued to you will be accelerated by twenty-four (24) months plus an additional twelve (12) months for each full year you have been employed by the Company, and thereafter such options shall be exercisable(to the extent then vested) in accordance with such governing stock option agreements and plans for a period of thirty
          (30) days from the date of the Change in Control.

               (iii) The Company shall maintain for your benefit (or at your election make COBRA payments for your benefit), until the earlier of
          (A) 12 months after termination of employment following a Change in Control, or (B) your commencement of full-time employment with a new employer, all life insurance, medical, health and accident, and disability plans or programs, such plans or programs to be maintained at the then current standards of the Company, in which you shall have been entitled to participate prior to termination of employment following a Change in Control, provided your continued participation is permitted under the general terms of such plans and programs after the Change in Control ("Fringe Termination Benefit"); (collectively the Salary Termination Benefit and the Fringe Termination Benefit are referred to as the "Termination Benefits").

               (iv) The Unpaid Earned Compensation shall be paid to you within 15 days after termination of employment, one-half of the Termination Benefits shall be payable to you as severance pay in a lump sum payment within 30 days after termination of employment, and one-half of the Termination Benefits shall be payable to you as severance pay in 12 monthly payments commencing 30 days after termination of employment; provided, however, the Company may immediately discontinue the payment of the Termination Benefits if (i) you are in violation of any of your obligations under this Agreement, including in Sections 6, 7 and/or 8; and/or (ii) the Company, after your termination, learns of any facts about your job performance or conduct that would have given the Company Cause as defined in Section 9(b) to terminate your employment. You shall have


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          no duty to mitigate your damages by seeking other employment, and the
          Company shall not be entitled to set off against amounts payable hereunder any compensation which you may receive from future employment.

               (v) A "Change in Control" shall be deemed to have occurred if and when, after the date hereof, (i) any "person" (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on the date hereof), including any "group" as such term is used in Section 13(d)(3) of the Exchange Act on the date hereof, shall acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in
          Section 13(d) of the Exchange Act and the rules thereunder on the date hereof) of shares of the outstanding stock of any class or classes of the Company which results in such person or group possessing more than 50% of the total voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or (ii) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions (a "Transaction"), the owners of the voting shares of the Company outstanding immediately prior to such Transaction own less than a majority of the voting shares of the Company after the Transaction; or (iii) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company (or who take office following the approval of a majority of the directors then in office who were directors at the beginning of the period) cease for any reason to constitute at least one-half thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors of the Company representing at least one-half of the directors then in office who were directors at the beginning of the period; or (iv) the sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company (a "Sale Transaction") shall have occurred.

               (vi) If any portion of the payments and benefits provided under this Agreement to you, alone or with other payments and benefits, would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be determined by the Company's independent compensation specialist to be nondeductible to the Company, then the aggregate present value of all of the amounts payable to you under
          Section 9(e) hereof shall be reduced to the maximum amount which would cause all of the payments under Section 9(e) to be deductible and in such event you shall have the option, but not the obligation, to designate or select those kinds of payments which shall be reduced and the order of such reductions, but your failure to make such selections within a period of 30 days following notice of the determination that a reduction is necessary will result in a reduction of all such payments, pro rata. If you disagree with the determination of the reduced amount by the Company's independent compensation specialist, you may contest that determination by giving notice of such contest within 30 days of learning of the determination and may use an independent compensation specialist of your choice in connection with such contest. The Company shall pay all of your costs in connection with such contest if the ultimate determination by the two independent compensation specialists in consultation with each other, or by a third independent compensation specialist, jointly chosen by the two first-named independent compensation specialists in the event the first two cannot agree, represents a lesser reduction in the amounts payable under Section 9(e) hereof than the Company's independent compensation specialist established in the first instance. Otherwise, you shall pay your own and any additional costs incurred by the Company in contesting such determination. If there is a final determination by the Internal Revenue Service or a court of competent jurisdiction that the Company overpaid amounts under Section 280G of the Code, the amount of the overpayment shall be treated as a loan to you and shall be repaid immediately, together with interest on such amount at the prime rate of interest at Huntington National Bank, Columbus, Ohio, or any successor thereto, in effect from time to time. If the Internal Revenue Service or a court of competent jurisdiction finally determines, or if the Code or regulations thereunder shall change such that the Company underpaid you under Section 280G of the Code, the Company shall pay the difference to you with interest as specified above.

               (vii) As used in this Agreement, the term "Good Reason" means, without your written consent:

                    (A) a material change in your status, position or
               responsibilities which, in your reasonable judgment, does not represent a promotion from your existing status, position or responsibilities as in effect immediately prior to the Change in Control; the assignment of any duties or responsibilities or the removal or termination of duties or responsibilities (except in connection with the termination of employment for total and permanent disability, death, or Cause, or by you other than for Good Reason), which, in your reasonable judgment, are materially inconsistent with such status, position or responsibilities;

                    (B) a reduction by the Company in your Basic Salary as in
               effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company's failure to increase (within twelve months of your last increase in Basic Salary) your Basic Salary after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in Basic Salary for all executive and senior officers of the Company, in like positions, which were effected in the preceding twelve months;

                    (C) the relocation of the Company's principal executive
               offices to a location outside the Columbus metropolitan area or the relocation of you by the Company to any place other than the location at which you performed duties prior to a Change in Control, except for required travel on the Company's business to an extent consistent with business travel obligations at the time of a Change in Control;

                    (D) the failure of the Company to continue in effect, or
               continue or materially reduce your participation in, any incentive, bonus or other compensation plan in which you participate, including but not limited to the Company's stock option plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), has been made or offered with respect to such plan in connection with the Change in Control;

                    (E) the failure by the Company to continue to provide you
               with benefits substantially similar to those enjoyed or to which you are entitled under any of the Company's pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans at the time of a Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed or to which you are entitled at the time of the Change in Control, or the failure by the Company to provide the number of paid vacation and sick leave days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on the date hereof;

                    (F) the failure of the Company to obtain a satisfactory
               agreement from any successor or assign of the Company to assume and agree to perform this Agreement;

                    (G) any request by the Company that you participate in an
               unlawful act or take any action constituting a breach of your professional standard of conduct; or

                    (H) any breach of this Agreement on the part of the Company.

               Notwithstanding anything in this Section to the contrary, your right to terminate your employment pursuant to this Section shall not be affected by incapacity due to physical or mental illness.

               (viii) Upon any termination or expiration of this Agreement or any cessation of your employment hereunder, the Company shall have no further obligations under this Agreement and no further payments shall be payable by the Company to you, except as provided in Section 9 above and except as required under any benefit plans or arrangements maintained by the Company and applicable to you at the time of such termination, expiration or cessation of your employment.

               (ix) Enforcement of Agreement. The Company is aware that upon the occurrence of a Change in Control, the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take or attempt to take other action to deny you the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. Accordingly, if following a Change in Control it should appear to you that the Company has failed to comply with any of its obligations under Section 9 of this Agreement or in the event that the Company or any other person takes any action to declare Section 9 of this Agreement void or enforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from you the benefits entitled to be provided to you under Section 9, and that you have complied with all your obligations under this Agreement, the Company authorizes you to retain counsel of your choice, at the expense of the Company as provided in this Section 9(e)(ix), to represent you in connection with the initiation or defense of any pre-suit settlement negotiations, litigation or other legal action, whether such action is by or against the Company or any Director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company consents to you entering into an attorney-client relationship with such counsel, and in that connection the Company and you agree that a confidential relationship shall exist between you and such counsel, except with respect to any fee and expense invoices generated by such counsel. The reasonable fees and expenses of counsel selected by you as hereinabove provided shall be paid or reimbursed to you by the Company on a regular, periodic basis upon presentation by you of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $50,000. Any legal expenses incurred by the Company by reason of any dispute between the parties as to enforceability of Section 9 or the terms contained in
          Section 9(f), notwithstanding the outcome of any such dispute, shall be the sole responsibility of the Company, and the Company shall not take any action to seek reimbursement from you for such expenses.

          (f) SUSPENSION OF NONCOMPETITION PERIODS. The noncompetition periods described in Section 8 of this Agreement shall be suspended while you engage in any activities in breach of this Agreement. In the event that a court grants injunctive relief to the Company for your failure to comply with Section 8, the noncompetition period shall begin again on the date such injunctive relief is granted.

          (g) NO LIMITATION OF OBLIGATIONS. Nothing contained in this Section 9 shall be construed as limiting your obligations under Sections 6, 7, or 8 of this Agreement concerning Confidential Information, Inventions, or Noncompetition and Nonsolicitation.

          (h) CODE SECTION 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that you are a "specified employee" as defined in Section 409A of the Code or any guidance promulgated thereunder ("Code Section 409A"), you shall not be entitled to any payments upon Employment Separation until the earlier of (i) the date which is six months after Employment Separation, or (ii) the date of your death.

          If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with you and receiving your approval (which shall not be unreasonably withheld), reform such provision in such a manner as shall not cause you to incur any such tax or interest, for example, by providing that any payments upon Employment Separation shall not be made until the earlier of (i) the date which is six months after Employment Separation, or (ii) the date of your death.

     10. REMEDIES; VENUE; PROCESS.

          (a) REMEDIES. You hereby acknowledge and agree that the Confidential Information disclosed to you prior to and during the term of this Agreement is of a special, unique and extraordinary character, and that any breach of this Agreement will cause the Company irreparable injury and damage, and consequently the Company shall be entitled, in addition to all other legal and equitable remedies available to it, to injunctive and any other equitable relief to prevent or cease a breach of Sections 6, 7, or 8 of this Agreement without further proof of harm and entitlement; that the terms of this Agreement, if enforced by the Company, will not unduly impair your ability to earn a living or pursue your vocation; and further, that the Company may cease paying any compensation and benefits under Section 9 if you fail to comply with this Agreement, without restricting the Company from other legal and equitable remedies. The parties agree that the prevailing party in litigation concerning a breach of this Agreement shall be entitled to all costs and expenses (including reasonable legal fees and expenses) which it incurs in successfully enforcing this Agreement and in prosecuting or defending any litigation (including appellate proceedings) concerning a breach of this Agreement.

          (b) JURISDICTION AND VENUE. Except for actions brought under Section 9(b) of this Agreement, the parties agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in either the United States District Court for the Southern District of Ohio, Eastern Division, Columbus, Ohio, or the Court of Common Pleas of Franklin County, Ohio. Such jurisdiction and venue is exclusive, except that the Company may bring suit in any jurisdiction and venue where jurisdiction and venue would otherwise be proper if you may have breached Sections 6, 7, or 8 of this Agreement. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

     11. EXIT INTERVIEW. Prior to Employment Separation, you shall attend an exit interview if desired by the Company and shall, in any event, inform the Company at the earliest possible time of the identity of your future employer and of the nature of your future employment.

     12. NO WAIVER. Any failure by the Company to enforce any provision of this Agreement shall not in any way affect the Company's right to enforce such provision or any other provision at a later time.

     13. SAVING. If any provision of this Agreement is later found to be completely or partially unenforceable, the remaining part of that provision or any other provision of this Agreement shall still be valid and shall not in any way be affected by the finding. Moreover, if any provision is for any reason held to be unreasonably broad as to time, duration, geographical scope, activity or subject, such provision shall be interpreted and enforced by limiting and reducing it to preserve enforceability to the maximum extent permitted by law.

     14. NO LIMITATION. You acknowledge that your employment by the Company may be lawfully terminated at any time by the Company or by you with or without cause in accordance with the terms of this Agreement. This Agreement is in addition to and not in place of other obligations of trust, confidence and ethical duty imposed on you by law.

     15. GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio without reference to its choice of law rules.

     16. COMPLETE AND FINAL AGREEMENT. This Agreement constitutes the complete agreement between the parties with a respect to the subject matter hereof and supersedes and replaces any existing oral or written agreement or understanding between you and the Company relating to the same subject matter and may be modified only by an agreement in writing signed by both you and a duly authorized representative of the Company.

     17. FURTHER ACKNOWLEDGMENTS. YOU ACKNOWLEDGE THAT YOU HAVE RECEIVED A COPY OF THIS AGREEMENT, THAT YOU HAVE READ AND UNDERSTOOD THIS AGREEMENT, THAT YOU UNDERSTAND THIS AGREEMENT AFFECTS YOUR RIGHTS, AND THAT YOU HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY.

                                        APPLIED INNOVATION INC.


                                        By:
                                            ------------------------------------
                                            William H. Largent
                                            President and Chief Executive
                                            Officer


                                        EXECUTIVE:


                                        ----------------------------------------
                                        William L. Pollack